Exhibit 1

MURANO GLOBAL INVESTMENTS PLC

Issuer Trust’s 11.000% Senior Secured Notes due 2031 (the "Notes")
Announcement of Agreement of Restructuring Terms and
Execution of Lock-Up Agreement with Ad-Hoc Group of Noteholders

Mexico City, Mexico — March 10, 2026

MURANO GLOBAL INVESTMENTS PLC (the ”Company”), announced today (i) an agreement with an ad hoc group of holders of Notes representing more than 81% of the aggregate principal amount of Notes outstanding (the “Ad Hoc Group”), on the key terms of the Notes restructuring (the “Restructuring”) as set out in a term sheet attached hereto as Exhibit A (the “Term Sheet”) and (ii) the entry into a lock-up agreement (the “Lock Up Agreement”) with the Ad Hoc Group to ensure a successful implementation of the Restructuring. The Term Sheet is being disclosed today by the Company, together with additional disclosure materials, on its web page www.murano.com.mx/en (section of investor relations).

The Notes were issued on September 12, 2024 by Cibanco, S.A., Institución de Banca Múltiple, División Fiduciaria (succeeded by Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, as trustee), in its capacity as Trustee (Fiduciario) under the First Amended and Restated Irrevocable Issuing, Administration and Payment Trust Agreement No. CIB/4323 (Contrato de Fideicomiso Irrevocable de Emisión, Administración y Pago No. CIB/4323).  The Notes are guaranteed by Murano PV, S.A. de C.V., as parent guarantor (the “Parent Guarantor”), and certain affiliates and trust vehicles of the Murano Group (together with the Parent Guarantor, the “Guarantors”).  The Company served as sponsor of the Notes under a certain Sponsor Support and Indemnification Agreement.

The Restructuring is part of Murano Group’s ongoing efforts to preserve liquidity amid continued financial and operational challenges at its Grand Island Cancun hotel, and is expected to (i) strengthen Murano’s current capital structure, (ii) assist Murano in its ongoing efforts to regain financial stability, and (iii) ensure the sustainability of the Grand Island Cancun hotel operations.

The Company remains committed to meeting its obligations to key suppliers, clients and commercial partners—both current and future—while it moves to the implementation phase of the Restructuring, as part of an agreed amicable and out-of-court solution.

The Lock Up Agreement with a substantial group of the holders of Notes represents a key milestone and is the result of a constructive negotiation process between Murano and the Ad Hoc Group over the last several months.  The Company is working on meeting the various conditions to the effectiveness of the Lock-Up Agreement and aims at announcing its effectiveness shortly.

Holders of the Notes are invited to accede to the Lock-Up Agreement.  Holders of the Notes can obtain a copy of the Lock-Up Agreement (together with a form of accession notice) by contacting Mr. Leonel Martínez, via email, at the address leonelmartinez@murano.com.mx.

The Company expects to provide further details on the implementation of the Restructuring in due course. The Company remains committed to managing its financial responsibilities prudently and maintaining open, transparent communication with its key stakeholders.

ABOUT THE COMPANY

The Company is a Mexican real estate company with extensive experience in the design, structure and delivery of large-scale hospitality and commercial projects across Mexico with an international outreach aimed at institutional real estate investors. It has a retained portfolio including the Andaz and Mondrian Hotels in Mexico City, and Grand Island Cancun I resort in Cancun, Mexico. Murano also has an in-place pipeline of projects in Baja and Cancun.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements generally are identified by the words "believe, " "project, " "expect, " "engage, " "anticipate, " "commit, " "estimate, " "intend, " "strategy, " "future, " "fulfill, " "opportunity, " "preserve, " "plan, " "may, " "should, " "will, " "would, " "will be, " "will continue, " "will likely result, " and similar expressions. Forward-looking statements are their managements' current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company, and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the Company's registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that the Company will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

*****